Exhibit (d)(18)

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
THIS AMENDMENT to the Investment Management Agreement, is made as of the 16th day of November 2016, between Guggenheim Funds Trust, a Delaware statutory trust (the “Trust”), and Security Investors, LLC, a Kansas limited liability company (the “Adviser”).
WHEREAS, the Trust, on behalf of Guggenheim Mid Cap Value Fund and Guggenheim Small Cap Value Fund, each a series of the Trust (each, a “Fund” and, together, the “Funds”) and other series of the Trust, and the Adviser are parties to an Investment Management Agreement made as of January 27, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend the Agreement to reflect a revised advisory fee schedule for the Funds.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:
1.    The compensation payable by the Funds to the Adviser as set forth on Schedule I to the Agreement is revised effective as of January 30, 2017 to provide as follows:

Fund	Advisory Fee
Guggenheim Mid Cap Value Fund	0.75%
Guggenheim Small Cap Value Fund	0.75%
2.    The compensation payable by the Funds to the Adviser as set forth in Section 3(a) of the Agreement is revised to reflect changes corresponding to those set forth in paragraph 1 above.
3.    Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

Exhibit (d)(18)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS TRUST	SECURITY INVESTORS, LLC

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Amendment to Investment Management Agreement]
22840900.2